Exhibit 10.3

Peoples State Bank

Senior Management Incentive Compensation Plan

The Senior Management Incentive Compensation Plan provides an annual cash incentive opportunity for executive officers of PSB Holdings, Inc. in their capacities as Bank officers.  Incentive compensation is determined under a formula that derives 70% of the incentive compensation amount from the achievement of the Bank’s net income target and 30% from the achievement of the officer’s department goals.  The following table illustrates the potential incentive compensation at various levels of net income and selected levels of achievement of department goals.  Incentive compensation is paid in cash following the determination of results under the plan for the preceding fiscal year.

% of Targeted Net Income	% of Department Goals Achieved
Before Bank Wide Year-end Incentive Expense	25%	50%	75%	100%
	Incentive Compensation as a Percentage of Base Salary

less than 95%	.8%	1.5%	2.3%	3.0%
95%	2.2%	2.9%	3.7%	4.4%
97%	3.6%	4.3%	5.1%	5.8%
98%	5.0%	5.7%	6.5%	7.2%
99%	6.4%	7.1%	7.9%	8.6%
100%	7.8%	8.5%	9.3%	10.0%
102%	9.7%	10.6%	11.6%	12.5%
105%	12.4%	13.6%	14.8%	16.0%
107%	15.5%	17.0%	18.5%	20.0%
109%	19.4%	21.3%	23.1%	25.0%
111%	23.3%	25.5%	27.7%	30.0%